Exhibit 99.1

Paula Harris, Linda Harty and Roger Strauch Appointed to Chart Industries, Inc. Board of Directors

ATLANTA, Aug. 19, 2021 (GLOBE NEWSWIRE) — The Board of Directors of Chart Industries, Inc. (NYSE: GTLS) has appointed Paula Harris, Linda Harty, and Roger Strauch as new directors effective today. With these appointments, the Chart Board of Directors is comprised of eight independent directors and our CEO and President, Jill Evanko. Four of our nine directors are female and five of our nine are diverse.

Paula Harris has over 34 years of experience in international oilfield services with Schlumberger Ltd. Educated as a petroleum engineer with a Bachelor of Science, Petroleum Engineering from Texas A&M University, Ms. Harris initially worked in field operations offshore before progressing into leadership roles in training, sales and ultimately, in environmental-social (ES) sustainability. She most recently served as Director of Global Stewardship for Schlumberger from 2015 until her retirement in June 2020. Ms. Harris led the development and implementation of metrics-based, cost efficient ES programs tailored to meet the local needs of stakeholders, employees, communities and customers. She was responsible for this program aiding the delivery of the long-term Schlumberger sustainable development goals in carbon reduction, energy efficiency, increased green technology sales and increased female and minority employees. Ms. Harris currently serves on the boards of: The Vantage Group, The Houston Children’s Museum, the Petroleum Club of Houston, the Independent Petroleum Association of America’s Energy Education Center and Energized for STEM Charter School. She is a founding member of the all-girls engineering school, the Young Women’s College Preparatory Academy. In 2020, she received the Women Who Mean Business Lifetime Achievement award from the Houston Business Journal and in 2019, the Women on the Move award from Texas Executive Women and the United Nations Global Citizenship Award. Paula also has a Master of Education, Technical Instruction and Learning from Abilene Christian University. Ms. Harris will serve on Chart’s Compensation Committee, effective immediately.

Linda Harty is a proven board member and her extensive broad-based experience across finance, accounting, treasury & tax in addition to strategy, capital allocation and M&A aligns well with the strategic direction of Chart. Ms. Harty previously served as Vice President, Treasurer of Medtronic, a global company specializing in medical technology, services and solutions. Ms. Harty also served as Executive Vice President, Treasurer and Group CFO at Cardinal Health in Columbus, Ohio and has held financial leadership positions at RTM Restaurant Group, BellSouth, ConAgra and Kimberly-Clark. Ms. Harty earned her undergraduate degrees in finance and economics from the University of Wisconsin – Oshkosh, and furthered her studies in accounting at Georgia State University. In addition to Chart’s Board, Ms. Harty serves on three boards of directors, Parker Hannifin, Wabtec, and Syneos Health. Ms. Harty will serve on Chart’s Audit Committee, effective immediately.

Roger Strauch is chairman of The Roda Group, an early-stage venture capital group focused on investment opportunities that address the consequences of climate change, stress on the Earth’s natural resources and the increased demand for low carbon energy. Mr. Strauch has incubated and developed technologies sold to HP, Logitech, and American Greetings. Mr. Strauch is the former Chairman of the Board of Directors of Cool Systems, the manufacturer of Game Ready, a medical physical therapy system, which was sold to Halyard Health in 2018. He was CEO and former chairman of Ask Jeeves (now Ask.com) a leading search engine on the web. Mr. Strauch recently served as Chairman of the Board of Trustees for the Mathematical Sciences Research Institute in Berkeley. He is a member of the

Engineering Dean’s College Advisory Board of University of California at Berkeley and is the recipient of the 2002 Wheeler Oak Meritorious Award from the University of California at Berkeley. Mr. Strauch is a member of the Madison Council, a philanthropic advisory board to the Librarian of Congress. He is also on the Board of Trustees of the Northside Center for Child Development, a mental health social services agency in Harlem, New York City. Mr. Strauch earned a Bachelor of Science degree, with distinction, from Cornell University and Master of Science degree from Stanford University, both in electrical engineering. He holds two patents in the area of wireless communications. Mr. Strauch will serve on Chart’s Nominations and Corporate Governance Committee, effective immediately.

“I am thrilled to welcome Paula, Linda and Roger to our Board of Directors,” stated Jill Evanko, Chart’s CEO and President. “Their skills and interests are a unique combination that will, combined with our other Directors’ capabilities, help us as we enter the ‘Roaring 2020s’.”

About Chart Industries, Inc.

Chart Industries, Inc. is a leading independent global manufacturer of highly engineered equipment servicing multiple applications in the Energy and Industrial Gas markets. Our unique product portfolio is used in every phase of the liquid gas supply chain, including upfront engineering, service and repair. Being at the forefront of the clean energy transition, Chart is a leading provider of technology, equipment and services related to liquefied natural gas, hydrogen, biogas and CO2 Capture amongst other applications. We are committed to excellence in environmental, social and corporate governance (ESG) issues both for our company as well as our customers. With over 25 global locations from the United States to Asia, Australia, India, Europe and South America, we maintain accountability and transparency to our team members, suppliers, customers and communities. To learn more, visit www.Chartindustries.com.

For more information on, click here:

http://ir.chartindustries.com/

Investor Relations Contact:

Wade Suki, CFA

Director of Investor Relations

832-524-7489

wade.suki@chartindustries.com

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